UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 18, 2010
WILLIAMS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-32599 (Commission File Number)	20-2485124 (I.R.S. Employer Identification No.)

One Williams Center, Tulsa, Oklahoma (Address of Principal Executive Offices)	74172-0172 (Zip Code)
Registrant’s Telephone Number, Including Area Code: 918/573-2000
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
          On January 18, 2010, Williams Partners L.P. (the “Company” or “we”) entered into a Commitment Letter (the “Commitment Letter”) with Citibank N.A., Citigroup Capital Markets, Inc. and Barclays Bank PLC for a new $1.5 billion three-year senior unsecured revolving credit facility (the “New Credit Facility”) with Citibank, N.A. as the administrative agent and Transcontinental Gas Pipe Line Company, LLC (“Transco”) and Northwest Pipeline GP (“Northwest”) as co-borrowers. Under certain conditions, the amount of the New Credit Facility available to us may be increased by up to $250 million at effectiveness and by up to an additional $250 million thereafter. Each of Transco and Northwest will be able to borrow up to $400 under the New Credit Facility. We intend to replace our existing $450 million credit facility with the New Credit Facility.
          Interest on borrowings under the New Credit Facility will be payable at rates per annum equal to, at the option of any borrower: (1) a fluctuating base rate equal to Citibank, N.A.’s adjusted base rate plus the applicable margin, or (2) a periodic fixed rate equal to LIBOR plus the applicable margin. The adjusted base rate will be the highest of (i) the federal funds rate plus 0.5 percent, (ii) Citibank N.A.’s publicly announced base rate and LIBOR for a one month interest period plus 1.0 percent. The applicable margin spread and the per annum percentage used to calculate the unused commitment fee under the New Credit Facility will be determined for each applicable borrower by reference to a pricing schedule.
          The Commitment Letter contemplates that the New Credit Facility will contain various covenants that will limit, among other things, our ability to incur indebtedness, grant certain liens, merge, consolidate or allow any material change in the nature of our business, sell all or substantially all of our assets, enter into certain affiliate transactions, make certain distributions or other payments during an event of default and the use of proceeds from the New Credit Facility.
          In addition, the Commitment Letter contemplates that we will be required to maintain a ratio of debt to EBITDA of no greater than 5.00 to 1.00 for us and our consolidated subsidiaries. For each of Transco and Northwest and their respective consolidated subsidiaries, the ratio of debt to capitalization (defined as net worth plus debt) will not be permitted to be greater than 55%. Each of the above ratios will be tested at the end of each fiscal quarter and the debt to EBITDA ratio will be measured on a rolling four-quarter basis.
          The Commitment Letter also contemplates that the New Credit Facility will include events of default, including relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross-defaults, bankruptcy and insolvency events, certain unsatisfied judgments and a change of control.
          The commitment to provide the financing under the New Credit Facility is subject to various conditions precedent, including documentary conditions, correctness of representations and warranties, absence of a default or event of default, a minimum rating condition, contemporaneous issuance of certain of our senior notes, the termination of our existing $450 million credit facility, the reduction of the credit facility of The Williams Companies, Inc. to $900 million or less, the absence of a material adverse change and the simultaneous closing of the Contribution Agreement dated as of January 15, 2010, by and among us, Williams Gas Pipeline Company, LLC, Williams Energy Services, LLC, WGP Gulfstream Pipeline Company, L.L.C., Williams Partners GP, LLC, Williams Partners Operating LLC and, for a limited purpose, The Williams Companies, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS PARTNERS L.P.
By:	Williams Partners GP LLC, its General Partner
By:	/s/ La Fleur C. Browne
La Fleur C. Browne
Corporate Secretary

DATED: January 22, 2010